UNITED STATES

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SCHEDULE 14A

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Subject Company: Foresight Acquisition Corp.

Commission File No. 001-40033

The following is a transcript of a conference call hosted by Foresight Acquisition Corp. and P3 Health Partners.

Foresight/P3 Health Partners Business Combination Call Script

Speakers

•	Greg Wasson, Chairman of Foresight Acquisition Corp.

•	Michael Balkin, CEO of Foresight Acquisition Corp.

•	Sherif Abdou, CEO of P3 Health Partners

•	Eric Atkins, CFO of P3 Health Partners

•	Cody Slach, Gateway Investor Relations

Prepared Remarks

Operator:

Good morning, everyone, and thank you for participating in today’s conference call to discuss Foresight Acquisition Corp. and P3 Health Partners’ business combination. Joining us today are Greg Wasson, Chairman of Foresight Acquisition Corp., Michael Balkin, CEO of Foresight Acquisition Corp., Sherif Abdou, CEO of P3 Health Partners, Eric Atkins, CFO of P3 Health Partners, and Cody Slach, Senior Managing Director with Gateway Group.

On today’s presentation, Foresight has made available a slide presentation that will align with the presented commentary. The presentation was filed by Foresight with the US Securities and Exchange Commission and can be found on its website at www.sec.gov. Today’s call has been prerecorded and will not include a Q&A session.

Before we go further, I will turn the call over to Mr. Slach so he can read the safe harbor statement within the meaning of the Private Securities Litigation Reform Act of 1995 that provides important cautions regarding forward-looking statements.

Cody Slach:

Thank you. I would like to begin by reminding everyone that certain statements on this call are forward-looking statements, including but not limited to Foresight’s and P3 Health Partners’ expectations or predictions of future financial or business performance, the industry outlook, the timing and completion of the transaction and other matters that are not historical facts. Forward-looking statements are not a guarantee of future performance and are subject to known and unknown risks, uncertainties, assumptions and other factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements. You should not put undue reliance on these statements. Our statements are as of today and we have no obligation to update any forward-looking statement we make.

You are encouraged to read the press release issued today, the accompanying presentation and Foresight’s filings with the SEC for a discussion of the risks that can affect the transaction and the business of P3 Health Partners after completion of the proposed transaction. Today’s remarks do not contain all of the information that should be considered concerning the transaction and are not intended to form the basis of any investment decision. Foresight’s stockholders are advised to read the proxy statement relating to the transaction, which will be filed with the SEC and made available online ahead of a special meeting of Foresight stockholders to approve the transaction. In today’s remarks, we will also refer to certain non-GAAP financial measures. Definitions of these non-GAAP financial measures are available in the appendix to the investor presentation. In addition, you will hear information regarding financial forecasts relating to the parties to the transaction, which we note have not been reviewed or audited by independent auditors. We refer you to the disclaimers found in the investor presentation for additional information. I’d like to remind everyone that this call will be available for telephone replay, starting later today. A webcast replay will also be available via the link provided in today’s press release, as well as on P3 Health Partners’ and Foresight’s websites. Now I would like to turn the call over to the Chairman of Foresight Acquisition Corp., Greg Wasson. Greg.

Greg Wasson:

Thank you, Cody, and good morning, everyone. My name is Greg Wasson, and I am the Chairman of Foresight Acquisition Corporation. We are extremely excited to share with you the proposed business combination between Foresight and P3 Health Partners. When we formed Foresight, our objective was to find an exceptionally attractive long-term investment opportunity, led by a world class management team underpinned by incredible growth potential. At Foresight, we wanted to bring a team together that could leverage our collective business, investing and healthcare industry expertise as well as our deep professional networks in order to accelerate the growth of the target company we identified. We think P3 is right down the fairway in the terms of the type of opportunity we were looking for. They are a market leader with a track record of high growth led by a seasoned management team with deep value-based care expertise. We were attracted to the industry, P3’s team, and their unique business model.

Let me first share with you our team’s background and why we think we are a good fit for P3. Then I’ll turn the call over to P3’s management team. To start, I am an operator with nearly 35 years experience at Walgreens, having served as the CEO and President from 2009 to 2014. During my career with Walgreens, I opened and operated markets across the US, led a substantial amount of M&A, and created significant financial and shareholder value while establishing the company’s position as an industry leader. In forming Foresight, I partnered with Michael Balkin to bring an investing perspective to our team. Mike spent over 30 years investing in small-cap public companies, most recently at William Blair, managing their small cap growth fund, so he knows the ingredients that make these types of companies successful. With both our networks, we built a team that reflects a blend of operational and investing expertise that can add significant value to P3. In addition to Mike, we’ve added Mark Thierer, who has agreed to be the chairman of the new company’s board. I have known Mark for nearly 25 years and watched him grow SXC Health Solutions, which was a small PBM, into one of the biggest and fastest growing PBMs in the nation until it was sold to United Healthcare. Ultimately a lot of shareholder value was created along the way.

So we have a strong management team with complementary experience and think that we can tap into our collective networks to help accelerate growth for P3, whether that is in adding key talent or making strategic introductions and opening doors to some of the top payors and healthcare systems in the nation.

The growth tailwinds in the Medicare Advantage market, which P3 focuses on, are staggering. We believe there is an enormous total available market in its early innings of growth. The migration from fee per service to value-based care is going to be with us for a long time. We think P3’s patient-centric, physician-led, and population health management-focused care model can address some of the largest challenges in healthcare today and that’s why we’re so excited to partner with them. Their physician-led model is a winner in terms of its flexible clinical model, its capital efficiency and scalability. Overall, we like the space, we like the P3 management team, and we like their model.

I’ve known the two co-founders of P3, Dr. Sherif Abdou and Dr. Amir Bacchus, for nearly 25 years. Back in the late ‘90s, when I was mid-way through my Walgreens career, I was asked to go out and open up the Nevada market. When I did that, I met them for the first time when they were just beginning to get their practices off the ground. I’ve been able to watch them grow the business all the way to merging with healthcare partners in the DaVita acquisition. I was also with them when they got the management team back together to form P3 four years ago and have watched them grow ever since. Knowing what to do makes a huge difference in this industry and the P3 team has been doing value-based care for nearly 20 years. Since this isn’t their first rodeo, we think there is a lot of runway ahead of them and we feel confident in their ability to execute their strategy.

With that, I’d like to introduce you to Dr. Sherif Abdou, who’s going to take a few minutes to walk you through the history of the company and the business. Sherif?

Sherif Abdou:

Thank you Greg for the introduction. My name is Sherif Abdou, I’m the Chief Executive Officer and co-founder of P3 Health Partners. P3 is a population health management company dedicated to transforming healthcare through our patient-centric and physician-led care model. Our team’s 20+ years of experience in population health management combined with our strong payor partnerships, large community-based physician networks and a technology platform which enables us to drive results through real time actionable data, has led to strong growth in our first 3 years of operations.

As Greg mentioned, we believe we are in the right space. We also believe that we have the right team, and the right care model to improve the patient’s experience, create greater satisfaction among physicians, and deliver better clinical outcomes in a more cost-efficient way.

Today, P3 operates in 11 markets across 4 states, and we continue to scale our business model. By the end of 2021, we expect to manage approximately 100,000 lives with 68,000 in full-risk agreements, grow our network to approximately 2,000 primary care physicians and generate more than $630 million dollars in annual revenue.

When we founded P3 Health Partners, we recognized there was still a large growth opportunity within the $3.8 trillion dollar U.S. healthcare market. We estimate there is an $800 billion market opportunity for Medicare spending annually, which is growing at about 7% per year and covers around 60 million eligible beneficiaries. Which currently represent about 18% of the US population and this segment continues to grow. In fact, about 10,000 seniors age into Medicare each day, with approximately 39% choosing Medicare Advantage plans. Our core Medicare Advantage market spending is expected to grow 9% annually from $300 billion to over $450 billion between 2021 and 2025, representing more than 40% of total Medicare spending. We believe P3 is uniquely positioned to capture market share through our ability to attract physicians and provide a better experience for the patients.

The P3 team has been committed to value-based care for more than 20 years. Our journey started back in 1998, before population health management was broadly recognized as a care model. Back then, Lorie, Amir, and myself signed our first full risk contracts in Florida and Nevada allowing us to provide an innovative, coordinated approach to managing patient care. Ultimately, that company grew to serve over 125,000 Medicare Advantage global risk lives in Florida and Nevada while generating an EBITDA margin of 21.8% before being acquired as part of Healthcare Partners for over $4.4 billion dollars. When we started P3, our team leveraged the experience and the learnings from those 20 years to build a stronger care model that was capital-efficient, flexible, and scalable.

P3’s model aggregates and supports the community’s existing healthcare resources to build a strong network of community physicians working together to deliver highly coordinated and integrated care to our patients. Our model properly aligns the physician’s incentives to ensure patients receive the optimal care they deserve. In our model, we continue to pay physicians through traditional arrangements as they provide health care services. Additionally, we provide incentive payments to physicians as they close quality gaps in care, enable patient access and improve documentation. Finally, we have created a profit-sharing model that shares the net surplus with the physician. We believe this helps promote growth and retention within the physician networks.

We also build strong relationships with our value-based care payors and we work closely together to serve and meet our shared patient needs. We often partner with plans to manage the care of the entire patient population within a given geography. We take full risk and have the ability to take on full delegation such as network and credentialing, utilization management, quality management, care management, medical management and even claims processing, which assures that we do everything we can to proactively empower wellness among the populations that we serve. We also make sure quality metrics are met, partnering with plans to help them improve and maintain CMS and other quality star metrics.

We believe the P3 care model is differentiated and can be an attractive option not just for physicians and payors, but also for patients. P3 honors the social and moral contract between patients and their primary care physicians. Unlike other models, we primarily partner with community physicians to implement a value-based care model rather than building and staffing our own clinics. We emphasize and support direct patient and physician interactions to prioritize high risk, rising risk patients. Our care teams provide wrap around services to our patients to help them navigate the health care system to meet their needs. Serving as an extension of physician’s practice, our teams collaborate with the patient’s care givers and ensures the patients have the tools they need to be successful in their health care journey. We have made significant investments in technology to customize care management plans for patient needs.

Taken as a whole, our patient care model helps drive enhanced outcomes for our key stakeholders resulting in 99% physician retention, 97% patient satisfaction, 35% reduction in hospitalizations and 36% reduction in emergency department visits. In summary, we believe P3 is in the right space, with the right team and the right care model to address the growing Medicare Advantage market size and need.

I’ll now turn the call over to Eric Atkins, our Chief Financial Officer, to discuss the economics of our business model in more details as well as our financial projections. Eric?

Eric Atkins:

Thanks Sherif, and good morning everyone. Let me take a moment to share a few high-level points on P3’s business model and financials. We believe P3 Health Partners is a capital-efficient care model with an attractive ROI, limited capital investment and less cash burn than other models in the market today. The foundation of everything we do is based on a scalable and systematic approach to growth. We primarily enter markets through partnerships with payors and physicians using an affiliate model instead of building or buying new clinics. This provides us a capital efficient market entry strategy and has allowed P3 to scale our full-risk lives with less capital needs than our competitors to-date. We believe that our differentiated operating model of partnering with both physicians and payors provides a competitive advantage that will allow us to grow the business quickly while also achieving industry competitive margins.

We believe our value-based care model provides strong economic potential to physicians and shortens the typical window to turning profit under our operating model. Typically, when entering a new market, P3’s local leadership team will build out the network of physicians and specialists in the first year. By year 2, the local operation becomes breakeven and then we begin to generate profit by year 3. From a margin perspective, we can take a market’s profitability from a 3% EBITDA margin loss in year one to a 10% EBITDA margin in year five. Over that same period, we can continue to grow our full-risk lives and that 10% EBITDA margin represents a combination of the lives we’ve managed for the last five years where we have gotten to better understand those patients’ acuity needs and provide better proactive care as well as lives we’ve only managed for one year. If we were to just zero in on those patients that we’ve had the benefit of managing for five years, the EBITDA margin that can be attributed to those patients is 28%.

We also have a strong history of membership growth and a line of sight to continued success from our flexible, scalable model. Since 2018, our first full year of operations, we’ve grown our full-risk lives from 0 to an expected 68,000 full-risk lives as of December 2021 and we expect to reach 86,000 lives by the end of 2022. In terms of revenue, we anticipate generating $825 million during 2022. Based upon our historical track record, we are confident in our ability to grow and achieve these targets.

And through 2025. We expect to have 230,000 full risk lives, generating $2.4 billion of revenue. We believe we can achieve that 35% annual growth rate based on the pipeline of near-term opportunities that we’re actively executing on today, which consists of over 100,000 lives. That is a combination of both payor and physician opportunity. On the payors side, this is both existing payors that are asking us to partner with them to manage full-risk lives in new geographies and also new payors that are looking for a partner like P3 to improve quality scores, to improve patient documentation, and to ultimately generate better clinical outcomes and lower the overall cost of care. It is also physicians that are looking for a partner like P3, with a proven value-based care toolkit who’s willing to be that global risk entity to potentially fund deficits in the initial years of operation, post any financial reserves that may be required by the health plan or any regulatory entities, and share in the overall surplus created by our care model

All of these reasons are why we are confident in our long-term economics. Over the forecast period we expect to grow into three to five new markets each year.

As we sit here today with three full years of operations under our belts, we already done it. We’re currently operating in 11 markets across four states. We are confident in our ability to grow our full-risk lives annually by 35% over the forecast period based on both our track record as well as the pipeline of near-term opportunities we’re actively executing against. Additionally, we expect to achieve long-term medical cost ratios of 70% and long-term EBITDA margins of 20% from our affiliate-driven model, based on both our profitability at P3 as well as the experience of the P3 leadership team.

In closing, we are excited about the opportunity ahead of us at P3 Health Partners. We have an experienced team that feels great about our competitive advantage and believe we can continue to successfully scale our business in the coming years using our capital efficient model.

Let me now turn the call back over to Mike Balkin from Foresight for an overview of the transaction and closing remarks. Mike?

Michael Balkin:

Thanks, Eric. Let me close our prepared remarks with an overview of the transaction.

The combined Company will have an estimated post-transaction enterprise value of $2.3 billion with an estimated equity value of $2.5 billion from the contribution of at least $180 million in cash proceeds from the transaction, assuming no redemptions by Foresight’s stockholders. In addition to the $316 million cash held in Foresight’s trust account, we have closed $209 million in a fully committed private investment at $10.00 per share led by funds and accounts managed by Fidelity and Janus Henderson Investors. The net proceeds raised from the transaction will be used to support P3’s working capital and scale its platform and suite of products.

At closing, P3 Health Partners’ shareholders will hold approximately 75% of the equity of the combined Company by rolling their existing holdings into the transaction. Foresight shareholders will own 13% with the balance of 8.5% and 3.5% respectively between the PIPE investors and the sponsor.

In summary, the P3 Health Partners and Foresight teams are incredibly excited about this deal. We believe P3 has the right team and right model to address the growing Medicare Advantage market by partnering with payors and physicians to enable value-based care.

We appreciate your time and attention today. Thank you for joining us.

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Forward-Looking Statements

The information in this communication includes “forward-looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as “estimate,” “plan,” “project,” “forecast,” “intend,” “will,” “expect,” “anticipate,” “believe,” “seek,” “target” or other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. These forward-looking statements include, but are not limited to, statements regarding estimates and forecasts of financial and performance metrics and expectations and timing related to potential benefits, terms and timing of the transaction. These statements are based on various assumptions, whether or not identified in this communication, and on the current expectations of P3 Health Partner’s (“P3”) and Foresight Acquisition Corp.’s (“Foresight”) management and are not predictions of actual performance.

These forward-looking statements are provided for illustrative purposes only and are not intended to serve as, and must not be relied on by any investor as, a guarantee, an assurance, a prediction or a definitive statement of fact or probability. Actual events and circumstances are difficult or impossible to predict and will differ from assumptions. Many actual events and circumstances are beyond the control of P3 and Foresight. These forward-looking statements are subject to a number of risks and uncertainties, including changes in domestic and foreign business, market, financial, political and legal conditions; the inability of the parties to successfully or timely consummate the proposed business combination, including the risk that any required regulatory approvals are not obtained, are delayed or are subject to unanticipated conditions that could adversely affect the combined company or the expected benefits of the proposed business combination or that the approval of the stockholders of Foresight or P3 is not obtained; failure to realize the anticipated benefits of the proposed business combination; risks relating to the uncertainty of the projected financial information with respect to P3; future global, regional or local economic and market conditions; the development, effects and enforcement of laws and regulations; P3’s ability to manage future growth; P3’s ability to develop new products and solutions, bring them to market in a timely manner, and make enhancements to its platform; the effects of competition on P3’s future business; the amount of redemption requests made by Foresight’s public stockholders; the ability of Foresight or the combined company to issue equity or equity-linked securities in connection with the proposed business combination or in the future; the outcome of any potential litigation, government and regulatory proceedings, investigations and inquiries; and those factors discussed in Foresight’s Annual Report on Form 10-K for the year ended December 31, 2021 and filed with the SEC on April 6, 2021 (the “Annual Report”) under the heading “Risk Factors,” and other documents of Foresight filed, or to be filed, with the SEC. If any of these risks materialize or our assumptions prove incorrect, actual results could differ materially from the results implied by these forward-looking statements. There may be additional risks that neither P3 nor Foresight presently know or that P3 and Foresight currently believe are not material that could also cause actual results to differ from those contained in the forward-looking statements. In addition, forward-looking statements reflect P3’s and Foresight’s expectations, plans or forecasts of future events and views as of the date of this communication. P3 and Foresight anticipate that subsequent events and developments will cause P3’s and Foresight’s assessments to change. However, while P3 and Foresight may elect to update these forward-looking statements at some point in the future, P3 and Foresight specifically disclaim any obligation to do so. These forward-looking statements should not be relied upon as representing P3’s and Foresight’s assessments as of any date subsequent to the date of this communication. Accordingly, undue reliance should not be placed upon the forward-looking statements.

Additional Information and Where to Find It

The proposed business combination will be submitted to stockholders of Foresight for their consideration. Foresight intends to file a proxy statement (the “Proxy Statement”) with the SEC to be distributed to Foresight’s stockholders in connection with Foresight’s solicitation for proxies for the vote by Foresight’s stockholders in connection with the proposed business combination and other matters as described in the Proxy Statement. After the definitive Proxy Statement has been filed, Foresight will mail the definitive Proxy Statement and other relevant documents to its stockholders as of the record date established for voting on the proposed business combination. Foresight’s stockholders and other interested persons are advised to read, once available, the preliminary Proxy Statement and any amendments thereto and, once available, the definitive Proxy Statement, in connection with Foresight’s solicitation of proxies for its special meeting of stockholders to be held to approve, among other things, the proposed business combination, because these documents will contain important information about Foresight, P3 and the proposed business combination. Stockholders may also obtain a copy of the preliminary or definitive Proxy Statement, once available, as well as other documents filed with the SEC regarding the proposed business combination and other documents filed with the SEC by Foresight, without charge, at the SEC’s website located at www.sec.gov or by directing a request to Gateway Investor Relations, (949) 574-3860, FORE@gatewayir.com.

Participants in the Solicitation

Foresight, P3 and certain of their respective directors, executive officers and other members of management and employees may, under SEC rules, be deemed to be participants in the solicitations of proxies from Foresight’s stockholders in connection with the proposed business combination. Information regarding the persons who may, under SEC rules, be deemed participants in the solicitation of Foresight’s stockholders in connection with the proposed business combination will be set forth in Foresight’s proxy statement when it is filed with the SEC. You can find more information about Foresight’s directors and executive officers in Foresight’s Annual Report. Additional information regarding the participants in the proxy solicitation and a description of their direct and indirect interests will be included in the proxy statement when it becomes available. Stockholders, potential investors and other interested persons should read the proxy statement carefully when it becomes available before making any voting or investment decisions. You may obtain free copies of these documents from the sources indicated above.